As filed with the Securities and Exchange Commission May 7, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORNING INCORPORATED

(Exact name of registrant as specified in its charter)

New York	16-0393470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Riverfront Plaza

Corning, New York 14831

(Address of principal executive offices)

2010 VARIABLE COMPENSATION PLAN

Vincent P. Hatton

Senior Vice President and General Counsel

Corning Incorporated

Corning, New York 14831

(607) 974-8382

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations	$15,000,000(1)	100%	$15,000,000	$1,069.50

(1)	The Deferred Compensation Obligations are general unsecured obligations of Corning Incorporated to pay deferred compensation in the future in accordance with the terms of the 2010 Variable Compensation Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 (this “Registration Statement”) have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act, in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) (File No. 1-3247) are incorporated herein by reference:

1.	The Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on February 10, 2010, of Corning Incorporated (“Corning” or the “Company”).

2.	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on April 30, 2010.

3.	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2009, consisting of the Company’s Current Reports on Form 8-K filed on January 26, 2010, February 9, 2010, April 28, 2010, and May 5, 2010.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement as so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities

The securities registered hereunder are deferred compensation obligations of the Company under (i) the 2010 Variable Compensation Plan (the “Plan”). These deferred compensation obligations represent the contractual obligations of the Company to pay or distribute when due to participants in the Plans cash or shares of Company common stock with respect to amounts deferred in accordance with the terms of the Plan. The right of each participant in the Plan is that of a general, unsecured creditor of the Company. The Plan is unfunded and the Company is not required to set aside assets to be used for payment of the deferred compensation obligations under the Plan.

$15,000,000 of deferred compensation obligations being registered under this registration statement may be offered to executive officers of the Company pursuant to the Plan.

A Committee consisting of independent directors of the Company shall select the performance criterion or criteria for each individual participant for any fiscal year during the first fiscal quarter of such year and the formula or formulae for determining the amount of payment that the Committee may award for performance during such year. No participant may receive an aggregate payment for a fiscal year’s performance in excess of $5,000,000. Payments may be made in cash, stock options or shares of common stock of the Company or any combination thereof.

The board of directors of the Company may amend, modify, or terminate the Plan as it deems appropriate to serve the Plan’s purposes, subject to shareholder approval to the extent required.

Item 5.	Interests of Named Experts and Counsel

The legality of the deferred compensation obligations to be issued hereby has been passed upon by Vincent P. Hatton, Senior Vice President and General Counsel of the Company. Mr. Hatton owns substantially less then 1% of the outstanding shares of Corning common stock. Mr. Hatton is eligible to participate in the 2010 Variable Compensation Plan.

Item 6.	Indemnification of Directors and Officers

Sections 722 and 723 of the Business Corporation Law of the State of New York (the “BCL”) provide that a corporation may indemnify its current and former directors and officers under certain circumstances. Section 8.4 of the Company’s By-Laws provides that the Company shall indemnify each director and officer against all costs and expenses actually and reasonably incurred by him in connection with the defense of any claim, action, suit or proceeding against him by reason of his being or having been a director or officer of the Company to the full extent permitted by, and consistent with, the BCL.

Section 402(b) of the BCL provides that a corporation may include a provision in its certificate of incorporation limiting the liability of its directors to the corporation or its shareholders for damages for the breach of any duty, except for a breach involving intentional misconduct, bad faith, a knowing violation of law or receipt of an improper personal benefit or for certain illegal dividends, loans or stock repurchases. Paragraph 7 of the Company’s Restated Certificate of Incorporation contains such a provision.

For the undertaking in relation to indemnification, please see Item 9 below.

Item 7.	Exemption From Registration Claimed

Not Applicable

Item 8.	List of Exhibits

4.1	2010 Variable Compensation Plan (Incorporated by reference Appendix A of Corning Proxy Statement, Definitive 14A filed March 15, 2010 for April 29, 2010 Annual Meeting of Shareholders).

4.2	Restated Certificate of Incorporation dated April 30, 2010, filed with the Secretary of State of the State of New York on May 4, 2010 (Incorporated by reference to Exhibit 3(i)1 to the Company’s Form 8-K filed on May 5, 2010).

4.3	By-Laws of the Company amended to and effective as of April 29, 2010 (Incorporated by reference to Exhibit 3(ii)1 to the Company’s Form 8-K filed on May 5, 2010).

4.4	Form of Common Stock Certificate of the Company.*

5.1	Opinion of Counsel.*

23.1	Consent of Counsel (included in Exhibit 5.1).*

23.2	Consent of PricewaterhouseCoopers LLP.*

24.1	Powers of Attorney.

*	Filed Herewith

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

A.	Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on the 7th day of May 2010.

CORNING INCORPORATED (Registrant)

By	/S/ VINCENT P. HATTON
Vincent P. Hatton, Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 7, 2010 by the following persons in the capacities indicated:

Signature	Capacity

* (Wendell P. Weeks)	Chief Executive Officer and Chairman (Principal Executive Officer) and Director

* (James B. Flaws)	Chief Financial Officer and Vice Chairman (Principal Financial Officer) and Director

/S/ R. TONY TRIPENY (R. Tony Tripeny)	Senior Vice President and Controller (Principal Accounting Officer)

* (John Seely Brown)	Director

* (Robert F. Cummings, Jr.)	Director

* (Gordon Gund)	Director

* (Carlos M. Gutierrez)	Director

* (Kurt M. Landgraf)	Director

* (James J. O’Connor)	Director

* (Deborah D. Reiman)	Director

* (H. Onno Ruding)	Director

* (William D. Smithburg)	Director

* (Hansel E. Tookes II)	Director

* (Peter F. Volanakis)	Director

* (Mark S. Wrighton)	Director

The undersigned, by signing his name hereto, does sign this Registration Statement on behalf of the designated Officers and Directors of Corning Incorporated pursuant to Powers of Attorney executed on behalf of each of such officers and directors that are filed as exhibits hereto.

*By	/S/ VINCENT P. HATTON
(Vincent P. Hatton)
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	2010 Variable Compensation Plan (Incorporated by reference Appendix A of Corning Proxy Statement, Definitive 14A filed March 15, 2010 for April 29, 2010 Annual Meeting of Shareholders).

4.2	Restated Certificate of Incorporation dated April 30, 2010, filed with the Secretary of State of the State of New York on May 4, 2010 (Incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed on May 5, 2010).

4.3	By-Laws of the Company amended to and effective as of April 29, 2010 (Incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed on May 5, 2010).

4.4	Form of Common Stock Certificate of the Company.*

5.1	Opinion of Counsel.*

23.1	Consent of Counsel (included in Exhibit 5.1).*

23.2	Consent of PricewaterhouseCoopers LLP.*

24.1	Powers of Attorney.

*	Filed Herewith